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                                                                     EXHIBIT 11


                     [LETTERHEAD OF DELOITTE & TOUCHE LLP]

                        CONSENT OF INDEPENDENT AUDITORS

SANTA BARBARA GROUP OF MUTUAL FUNDS, INC.:

We consent to (a) the use in this Pre-Effective Amendment No. 5 to Registration Statement No. 33-56546 on Form N-1A of our report on the financial statements of the Santa Barbara Group of Mutual Funds, Inc. as of September 20, 1996 dated September 26, 1996 appearing in Part B, the Statement of Additional Information of such Registration Statement, (b) the reference to us under the heading "Other Information" in the Prospectus which is part of such Registration Statement, and
(c) the reference to us under the heading "Investment Advisory and Other Services" in the Part B, the Statement of Additional Information of such Registration Statement.

/s/ Deloitte & Touche LLP

October 11, 1996